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                          August 14, 2020

       Vered Bisker-Leib
       Chief Operating Officer
       Compass Therapeutics, Inc.
       245 First Street
       3rd Floor
       Cambridge, Massachusetts 02142

                                                        Re: Compass
Therapeutics, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 11,
2020
                                                            File No. 333-244353

       Dear Dr. Bisker-Leib:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Margaret
Schwartz at 202-551-7153 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences